Exhibit 99.1

                                            [LOGO OF GLOBAL PAYMENT TECHNOLOGIES
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

Contact: Thomas McNeill
Chief Financial Officer
Global Payment Technologies, Inc.
(631) 231-1177 ext. 273

                 GLOBAL PAYMENT TECHNOLOGIES, INC. ANNOUNCES ITS
         $4 MILLION CONVERTIBLE FINANCING ARRANGEMENT WITH LAURUS FUNDS

HAUPPAUGE, N.Y. MARCH 18, 2004--GLOBAL PAYMENT TECHNOLOGIES, INC. (NASDAQ
SYMBOL: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, announced today that it has completed its $4 million convertible financing arrangement with Laurus Master Fund Ltd. ("Laurus Funds"), a New York based investment group that makes direct investments in small and micro cap public companies. The financing is comprised of a $1.5 million 3-year convertible term loan and a $2.5 million 3-year convertible revolving asset-based line of credit ("LOC"). The fixed conversion price for both the term loan and LOC is $4.26 per share. GPT also issued warrants to Laurus Funds to acquire an aggregate of 200,000 shares of common stock at an average price of $5.16 per share. The term loan has scheduled monthly payments of $25,000 (July 2004 - March 2005); $45,000 (April 2005-September 2005) and $55,833 (October
2005 - March 2007). Interest on both the term loan and LOC is at the prime rate plus one and one half percent (1.5%) with a minimum interest rate of 6% per annum.

GPT will use these funds to extinguish its existing credit facility of approximately $1.2 million, as well as meet its working capital requirements including new product development efforts and inventory purchases as the Company works to improve its revenue and return to profitability. The underlying shares are initially "restricted", but will be included in a resale registration statement to be filed in the next thirty days. This release is a summary of the new facility; please refer to the Company's form 8-K filed today with the Securities and Exchange Commission for complete loan documents.

Thomas McNeill, GPT Vice-President and CFO, stated, "After an extensive review of financing alternatives, we are pleased to announce this new facility which we believe is in the best interests of the Company and its shareholders. This new facility provides the Company significantly more flexibility to execute its operating plan and increases our financing ability from essentially $1.2 million to $4 million. Further, this facility allows for future conversions of debt to equity, at prices above today's market prices and will allow the Company the ability to further solidify its financial position. Finally, this facility will substantially reduce our interest costs as compared to our existing facility. Laurus Funds has been very supportive of GPT and this financing will allow our management team to focus on achieving our operational goals for the year."

ABOUT GLOBAL PAYMENT TECHNOLOGIES, INC.
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Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the risks that GPT's current and future products may contain errors or defects that would be difficult and costly to detect and correct; dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; possible risks of product inventory obsolescence; potential difficulties in manufacturing operations; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on a limited base of customers for a significant portion of sales; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in Securities and Exchange Commission filings.

  425B Oser Avenue . Hauppauge, New York . 11788 USA . 631-231-1177 ext. 273 .
                                Fax 631-434-1771